EXHIBIT 10.1

Stan Pachura
January 19, 2015

Dear Stan:

This letter (“Agreement”) sets forth our recent conversations regarding the expiration of the Letter Agreement you signed on April 26, 2012 (“Prior Agreement”).

As explained, due to certain organizational changes, NMI Holdings, Inc. (“NMI) will not be renewing your Prior Agreement when it expires on April 24, 2015. Although NMI has no policy requiring payment of any severance benefits, and is not otherwise legally required to do so, we agree to the following terms of separation in order to ease your transition from NMI:

1.
Modification and Extension of Letter Agreement: Under the terms of your Prior Agreement, your employment with NMI will terminate on April 24, 2015 (“Separation Date”). In consideration of NMI’s agreement to extend the termination date of your Prior Agreement to June 30, 2015, you agree to the following modifications on your Prior Agreement (other than the period of employment, all other terms of your Prior Agreement will be amended and superseded in their entirely by the terms of this Agreement):

a.
You resign your officer position with NMI, as well as all other positions that you may hold as an officer and/or director of any of NMI’s subsidiaries, effective upon the execution of this Agreement. After resignation, you will be employed by NMI solely as a non-executive employee. You will promptly execute such documents and take such actions as may be necessary or reasonably requested by NMI to effectuate or memorialize the resignation of such positions.

b.	Your title will be changed from “Executive Vice President, Chief Information Officer” to “Advisor,” effective immediately upon the execution of this Agreement.

c.
You will not be eligible for any equity award grant based on your employment from January 1, 2015 through June 30, 2015. Any equity awards granted prior to December 31, 2014 shall vest in accordance with the vesting schedule set forth in the existing award agreements.

d.
You will not be entitled to any bonus, nor shall any bonus accrue, based on your employment from January 1, 2015 through June 30, 2015. Any bonus for performance in 2014, awarded at the sole determination and discretion of the Compensation Committee, shall be payable in the first quarter of 2015.

e.	You will be entitled to continue to receive a base salary at a rate equal to your current base salary rate of $350,000, payable in accordance with NMI’s regular payroll practices.

f.
During the term of this Agreement, NMI recognizes your interest in pursuing outside consulting assignments. NMI agrees that such pursuit and possible future engagement of you in such an assignment is permitted under the terms of this Agreement upon the prior written consent of NMI, which consent shall not be unreasonably withheld. Any request for such consent shall include information reasonably requested by NMI to ascertain any possible conflicts with the business, operations or prospects of NMI.

2.	Separation and Transition Period. Although NMI has no policy requiring payment of any separation benefits, in consideration of the promises made by you herein, NMI agrees to the following:

a.	NMI will retain you as an employee with the title of Advisor for the period beginning April 25, 2015 and ending on June 30, 2015 (“Extension” Period”).

b.
Your group medical insurance, together with your ability to participate in all of NMI’s other health and welfare plans and NMI’s 401(k) plan will continue until June 30, 2015, after which time you will be eligible to continue the health insurance plan in which you are currently enrolled (medical, dental and vision) through COBRA. If you elect COBRA continuation of such insurance, NMI will reimburse you for the insurance plan premium for one month, or through July 31, 2015.

c.
If you agree to sign a “Bring-Down Release” in the form attached as Exhibit A to this Agreement, once that Release is effective (“Bring-Down Release Effective Date”) NMI will provide you a Separation Payment (“Separation Payment”) in an amount equivalent to one month’s pay, i.e., $29,166.67, subject to standard payroll deductions and withholdings, in exchange for your agreement to sign and adhere to the terms of this Agreement.

EXHIBIT 10.1

d.
Other than the Separation Payment, the consideration provided by NMI in this Agreement is not dependent upon the signing of the Bring Down Release. You retain the right to sign or not sign the Bring Down Release until July 22, 2015.

e.
You agree to use the Extension Period to exhaust all of your accrued paid time off and any additional paid time off that you accrue from January 1, 2015 through June 30, 2015. You are not expected to perform services on days when you are utilizing paid time off.

If you do not agree to accept the terms offered in this Agreement, your Prior Agreement will not be modified and the current terms of that Agreement will remain in effect until the Agreement will terminate on April 24, 2014. In addition, you understand that if you do not agree to accept the terms offered in this letter, you will not receive any Separation Payment, and NMI will not retain you as an employee after the expiration of your Prior Agreement on April 24, 2015.

3.
Timing of Separation Payments. Provided you have signed and do not revoke this Agreement, you will receive the Separation Payment within ten (10) business days following the Effective Date of the Bring-Down Release Agreement addressed in Paragraph 2c above.

4.Responsibility for Tax Obligations. Except as to the employer’s share of applicable payroll taxes, if any, and any withholdings, legally required, made by NMI pursuant to any of the payments in Paragraph 2, you understand and agree that you are solely responsible for all tax obligations, including all reporting and payment obligations, that may arise as a consequence of this Agreement and payment of the Separation Payments. You agree to indemnify and hold harmless NMI and any person or entity affiliated with NMI from any tax liability or penalties that may arise from this payment as a result of your failure to fulfill your tax obligations. You further acknowledge that neither NMI nor any of its representatives or attorneys, has made any promise, representation or warranty, express or implied, regarding the tax consequences of any consideration paid to you pursuant to this Agreement. You further acknowledge that NMI has no obligation to indemnify or defend you in any tax proceedings or from any tax consequences that could result from payments made in accordance with this Agreement.

5.Expectations during Extension Period. You agree to be reasonably available by telephone and email to respond to inquiries related to the transition of your duties as NMI may from time to time require. You will not be expected to come into NMI during the term of this Agreement. You agree that you will not receive additional compensation for your services beyond that identified in this Agreement.

6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits from NMI after June 30, 2015.

7.Unemployment Benefits. NMI agrees not to contest your eligibility for unemployment benefits that you may choose to file. While it is NMI’s intent that you be eligible for unemployment benefits, the parties acknowledge that the ultimate determination is made by the EDD.

8.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former NMI employee. You acknowledge that the Federal Securities Laws may require NMI to file this Agreement as a Form 8-K Securities and Exchange Commission filing.

9.Complete General Release. In consideration of the promises set forth in this Agreement, you, on behalf of yourself, your heirs, representatives, successors, and assigns, hereby completely release and forever discharge NMI, its affiliates, shareholders, directors, officers, agents, employees and representatives, and each of their heirs, representatives, successors and assigns (collectively “Releasees”), from all Released Claims (as defined in paragraph 10 below), rights, demands, actions, obligations, causes of action of any and every kind, nature and character, known or unknown, that you may now have, or ever had, against Releasees including, without limitation, any and all claims for compensation, damages, restitution, penalties, declaratory relief, injunctive relief or attorneys’ fees.

10.Pending or Future Claims. You understand and agree that you shall not pursue any claim, compliance review, action, or proceeding, or participate in same, whether individually or as a member of a class, against NMI or any Releasee based on any actual or alleged violation of any federal, state, or local law or regulation, including but not limited to the

EXHIBIT 10.1

California Fair Employment and Housing Act, the California Labor Code, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Americans with Disabilities Act, Section 1981 or Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, breach of contract (express or implied), or any other legal theory pertaining in any manner whatsoever to your former employment relationship with NMI (including but not limited to the termination thereof), or any other act, incident, or failure to act prior to your signing of this Release (collectively the “Released Claims”). You understand that “Released Claims” do not include your right to:

a.	enforce this Agreement and to receive the benefits and payments described in this Agreement;

b.	any accrued or vested benefits you may have under any of NMI’s retirement plans;

c.	any claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802;

d.	challenge the validity of this Agreement; and

e.
file a charge with or participate in any investigation or proceeding conducted by the     U.S. Equal Employment Opportunity Commission (“EEOC”) or similar government agency. Even though you may file a charge or participate in an investigation or proceeding conducted by the EEOC or similar government agency, by signing this Agreement you are giving up the right to receive any award, damages, or settlement from any charge, investigation, or proceeding.

11.
General Release of Unknown Claims.    It is understood and agreed by you that this is a full and final release applying not only to all claims as defined above that are presently known, anticipated or disclosed to you, but also to all claims as defined above that are presently unknown, unanticipated, and undisclosed to you. You hereby waive any and all rights or benefits that you may now have or may have in the future under the terms of California Civil Code Section 1542, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

12.
No Admission of Liability. The furnishing of consideration pursuant to and the execution of this Release shall not be deemed or construed at any time or for any purpose as an admission of liability by NMI.

13.
Confidential Information. You understand and agree that in the course of your employment with the NMI, you acquired confidential information, including but not limited to, information concerning NMI’s board meetings, operations, finances, business plans and strategies, budgets and unpublished financial information, prices and costs, and the skills and value to NMI of other employees, all of which information you understand and agrees could be damaging to NMI if disclosed or made available to any other person or entity (collectively “Confidential Information”). Confidential Information does not include any information that is or becomes generally known to the public or industry, other than because you or any other current or former employee fails to keep such information secret and confidential. You understand and agree that such information was divulged to you in confidence as an employee of NMI and you understand and agree that you shall keep such information secret and confidential. You further understand and agree that, at all times, you will not disclose or communicate any Confidential Information to any other person or in any way make such information available to others, or make use of such information on your own behalf, or on behalf of any other person or entity, unless necessary to comply with a subpoena or other legal process. However, you agree to promptly notify NMI’s General Counsel via telephone and email as soon as you learn that you may be asked to divulge any Confidential Information in any legal proceeding so that NMI may take steps, if necessary, to protect NMI’s interests concerning the Confidential Information.

14.
Non-Disparagement. You agree that you will not criticize, denigrate, or otherwise disparage NMI, or any other Released Party, or any of their products, processes, policies, practices, standards of business conduct, or areas of research; or counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against NMI or Released Party. NMI’s management team agrees not to criticize, denigrate or otherwise disparage you to any third parties. Nothing in this Agreement shall restrict either party from making statements in good faith that are required by applicable law or by order of any court of competent jurisdiction. The parties agree that the public announcement of the circumstances surrounding this Agreement shall be limited to NMI’s Form 8-K Securities and Exchange Commission filing, and any related press release.

EXHIBIT 10.1

15.
Entire Agreement and Severability. This is the entire agreement between you and the Releasees on the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner except by a writing signed by both you and an authorized NMI official. You acknowledge that the Releasees have made no representations or promises to you, other than those in this Agreement. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of this Agreement, other than Section 9 (Complete General Release), be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. To the extent Section 9 of this Agreement is held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall render the entire Agreement invalid, void or unenforceable, and you shall be immediately obligated to tender back the full Separation Payment to NMI.

16.
No Representation. Any oral or written representations made concerning this Agreement that are not expressly set forth herein shall have no force or effect. No modifications of this Agreement can be made except in writing signed by you and an authorized representative of NMI.

17.
Final and Binding. You acknowledge and agree that you have been advised that this Agreement is a final and binding legal document, that you have had reasonable and sufficient opportunity to consult with attorneys of your own choosing before signing this Agreement, and that in signing this Agreement you have acted voluntarily and has not relied upon any representation made by NMI or any of its agents, employees, or representatives regarding this Agreement’s subject matter or its effect. Any ambiguities shall be interpreted as though this Agreement had been jointly drafted.

18.
Return of NMI Property. You promise to return to NMI no later than June 30, 2015 all NMI property in your possession or control, including keys, files, records, documents, software, notebooks, manuals, memoranda, lists, correspondence and other materials, whether stored electronically, graphically or otherwise, without retaining copies thereof in any form, and all equipment, or other form of property which you received from NMI or gathered, compiled or prepared in the course of your work for NMI.

19.ADEA Waiver. You understand and agree that you:

a.
Have a full twenty-one (21) days within which to consider this Agreement before executing it, or if you have executed this Agreement within less than twenty-one (21) days of the date of delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.

b.
Are, through this Agreement, releasing NMI from any and all claims you may have against it, including but not limited to any claims brought pursuant to the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.).

c.	Have carefully read and fully understand all of the provisions of this Agreement.

d.	Knowingly and voluntarily intend to be legally bound by the same.

e.	Were advised and hereby are advised in writing to consider the terms of this Agreement and consult with an attorney of your choice prior to executing this Agreement.

f.
Have a full seven (7) days following the execution of this Agreement to revoke this Agreement and have been and hereby are advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.

g.	Understand that any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.

20.
Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and NMI with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of NMI. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and NMI, and inure to the benefit of both you and NMI, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a

EXHIBIT 10.1

manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to us. We wish you the best in your future endeavors.
Sincerely,

NMI HOLDINGS, INC.

By: /s/ William Leatherberry
William Leatherberry, General Counsel

Agreed:

/s/ Stan Pachura                      January 19, 2015
Stan Pachura                         Date

EXHIBIT 10.1

EXHIBIT A

BRING-DOWN RELEASE AGREEMENT

Incorporated by reference into this Bring-Down Release Agreement is the Agreement between NMI Holdings, Inc. (“NMI”) and Stan Pachura (“Employee”), which was executed by Employee on January 19, 2015 (“Separation Agreement”). The Bring-Down Release Agreement will become effective ten days after you have signed the Bring-Down Release Agreement, provided you have not revoked the Bring-Down Release Agreement as provided in Paragraph 3, below (the “Effective Date”).

Recitals

▪    Your employment terminated effective June 30, 2015, with the expiration of the Extension Period of the Separation Agreement.

▪    It is a condition precedent to receiving the Separation Payment identified in the Separation Agreement that you execute this Bring-Down Release Agreement.

In consideration of the mutual covenants contained in the Separation Agreement, the receipt and sufficiency of which you hereby acknowledge:

1.    Release. In consideration for receiving the severance benefits described in Paragraph 1 of the Separation Agreement, to which you understand and agree you would not otherwise be entitled, you fully, irrevocably and unconditionally releases NMI and its owners, officers, employees, and agents from any and all claims of any kind, known and unknown, which you may now have or has ever had against any of them, that arises out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Bring-Down Release Agreement (the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to your employment with NMI or the termination of that employment; (2) all claims related to your compensation or benefits from NMI, including salary, bonuses, vacation pay, expense reimbursements, severance pay, and/or fringe benefits; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, and other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act, the federal Family and Medical Leave Act of 1993, the federal Age Discrimination in Employment Act (as amended) (the “ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the California Fair Employment and Housing Act (as amended), and the California Family Rights Act (as amended).

2.    Section 1542 Waiver. In giving the Release, which includes claims that may be unknown to you presently, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown claims you may have against any of the Released Parties.

3.    ADEA Waiver. You understand and agree that you:

(a)    Had a full twenty-one (21) days within which to consider this Bring-Down Release Agreement before executing it, or if you executed this Bring-Down Release Agreement within less than twenty-one (21) days of the date of delivery to him, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Bring-Down Release Agreement for the entire twenty-one (21) day period.

(b)    Is, through this Bring-Down Release Agreement, releasing NMI from any and all claims you may have against them, including but not limited to any claims brought pursuant to the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.).

EXHIBIT 10.1

(c)    Has carefully read and fully understand all of the provisions of this Bring-Down Release Agreement.

(d)    Knowingly and voluntarily intends to be legally bound by the same.

(e)    Was advised and hereby is advised in writing to consider the terms of this Bring-Down Release Agreement and consult with an attorney of your choice prior to executing this Bring-Down Release Agreement.

(f)     Had a full seven (7) days following the execution of this Bring-Down Release Agreement to revoke this Agreement and has been and hereby is advised in writing that this Bring-Down Release Agreement shall not become effective or enforceable until the revocation period has expired.

(g)    Understand that any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Bring-Down Release Agreement is executed are not waived.

4.     No Admission. You recognize and agree that NMI does not admit any liability, wrongdoing or obligation for any Released Claim.

5.    Entire Agreement; Modifications. You acknowledge and agree that there are no oral representations, understandings or agreements with NMI or any of its directors, officers, representatives, parent companies, subsidiaries or affiliates covering the same subject matter as this Bring-Down Release Agreement; that this Bring-Down Release Agreement (together with the Separation Agreement) supersedes any and all prior agreements concerning such subject matter between you and NMI or any of its parent companies, affiliates or subsidiaries; that this Bring-Down Release Agreement (together with the Separation Agreement) is the final, complete and exclusive statement and expression of the agreement between you and NMI; that this Bring-Down Release Agreement cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements; and that this Bring-Down Release Agreement may be modified only in a written document signed by you and a duly authorized officer of NMI.

6.    Severability. If any part of this Bring-Down Release is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.

7.    Choice of Law. This Bring-Down Release will be governed by the laws of the State of California (other than its choice-of-law provisions).

I agree to the terms of this Bring-Down Release in its entirety, and I am knowingly and voluntarily signing the Release. I acknowledge that I have read and understand this Bring-Down Release (and the Separation Agreement), and I understand that I cannot pursue any of the Released Claims and rights that I have waived in this Bring-Down Release at any time in the future.

Agreed:

NMI HOLDINGS, INC.

By:____________
                            Date

____________
Stan Pachura                        Date